Exhibit B.43.2

                                  STATE OF CONNECTICUT
                                 SECRETARY OF THE STATE

Amending or Restating Certificate           By Action of Board of Directors and
of Incorporation                            Shareholders

1. Name of Corporation:

   The Mohawk Gas Company                         May 26, 1989

2. The Certificate of Incorporation is amended only by the following resolution:

   RESOLVED:  That in accordance with Sections 33-360 and 33-392(b) of the
              Stock Corporation Act of the State of Connecticut and Section 16-45 of the Connecticut General Statutes, the following amendments to the corporation's certificate of incorporation being that special charter granted under Special Act No. 218 of the General Assembly of the State of Connecticut at the January Session, 1955, are hereby approved and adopted:
              (See Exhibit A attached to and made part hereof).

3. N/A
4. N/A

5. The above resolution was adopted by the board of directors and by shareholders.

Number of Shares     Total Voting Power   Vote Required   Vote Favoring
Entitled to Vote                           for Adoption      Adoption
     40                     40                  27              40

We herby declare, under the penalties of false statement that the statements made in the foregoing certificate are true.


Philip T. Ashton, President                  Mary J. Healey, Secretary
/S/ Philip T. Ashton                        /S/ Mary J. Healey




                                                              Exhibit A


                                       AMENDMENT
                                           TO
                              CERTIFICATE OF INCORPORATION
                                           OF
                                  THE MOHAWK GAS COMPANY





   In accordance with Sections 33-360 and 33-392(b) of the Stock Corporation Act of the State of Connecticut and Section 16-45 of the Connecticut General Statutes, the certificate of incorporation (the "Certificate of Incorporation") of The Mohawk Gas Company, a specially chartered Connecticut corporation, being that special charter granted under Special Act No. 218 of the General Assembly of the State of Connecticut at the January Session, 1955, is amended as follows:


   1. Section 1 of the Certificate of Incorporation is amended to change the name of said corporation from The Mohawk Gas Company to Yankee Gas Services Company, and to change its location as therein set forth from the town of Hartford to the town in which is located its principal office as determined from time to time in accordance with Section 6 of the Certificate of Incorporation.

   2. Section 4 of the Certificate of Incorporation is hereby denominated Section 4(a), and the first sentence thereof is hereby deleted and the following substituted therefor:



The total number of shares of capital stock which the corporation shall have authority to issue is 5,001,000 shares, consisting of 1,000 shares of Common Stock having a par value of $5.00 per share (hereinafter called the "Common Stock") and 5,000,000 shares of Preferred Stock having a par value of $25.00 per share (hereinafter called the "Preferred Stock").

   3. The following new subsections are hereby added to
Section 4 of the Certificate of Incorporation:

(b) To the maximum extent permitted by law and not otherwise expressly limited by this certificate of incorporation, the board of directors of the corporation is authorized to fix and determine the terms, limitations and relative rights and preferences of the Preferred Stock, to divide the Preferred Stock into and to issue the same in series, to fix and determine the variations among series and the consideration for the shares of each such series, and, within the limits from time to time of the authorized but unissued Common Stock, to provide that Preferred
Stock, or any series thereof, may be convertible into the same or a different number of shares of Common Stock.

(c) Subject to the rights of holders of any series of Preferred Stock then outstanding, the holders of the Common Stock of the corporation shall have and possess all rights appertaining to captial stock under applicable law except as expressly limited in this certificate of incorporation.

(d) To the maximum extent permitted by law and not otherwise expressly limited by this certificate of incorporation, authorized shares of Common Stock may be issued and disposed of from time to time in such amounts, on such terms and for such consideration as may be fixed and determined by the board of directors.

(e) Except as may be provided with respect to any series of Preferred Stock, or as provided by law, the holders of Preferred Stock shall have no voting power or right to notice of any meetings of shareholders.

(f) Shareholders, whether of Common Stock or
Preferred Stock, shall have no premptive rights with respect to any of the Common Stock or the Preferred
Stock.  Upon conversion of Preferred Stock into Common
Stock, the shares of Preferred STock surrendered in such conversion shall be retired unless cancelled by action of the board of directors.

(g) The mimimum stated capital with which the corporation shall commence business is one thousand dollars ($1000).

(h) Subject to the rights of holders of any series of Preferred Stock then outstanding, the board of directors of the corporation may from time to time declare, and said corporation may, to the extent of its capital surplus, make, distributions of cash or property to its shareholders with respect to its outstanding Common Stock or Preferred Stock or any thereof.

4. Section 5 of the Certificate of Incorporation is amended to read in its entirety as follows:

   The government and direction of the affairs of the corporation shall be vested in a board of directors, of not less than three in number. Subject to any right of the holders of any series of Preferred Stock to elect directors by a separate vote, the number of positions on the board of directors shall be determined in accordance with, and the election and removal of directors shall be governed by, the by-laws of the corporation.

5. Except as expressly amended hereby, the Certificate of Incorporation shall remain in full force and effect.